Exhibit 10.1

FIRST COMMUNITY BANKSHARES, INC.

Executive Incentive Compensation Plan

Effective Date: May 24, 2022

This document outlines the First Community Bankshares, Inc. Executive Incentive Plan (the “Plan”), which may provide, as set forth herein, and solely in the discretion of First Community Bankshares, Inc. (“First Community” or the “Corporation”), certain awards to certain executives approved for participation in the Plan (the “Participant” or “Participants”).

1.         Purpose

The purpose of the Plan is to reward the performance of the Participant in a manner that is consistent with the Corporation’s strategic plan and the attainment of a competitive return to the shareholders of the Corporation. The Plan is further intended to assist the Corporation in its ability to motivate, attract and retain qualified employees.

2.         Effective Date

The Effective Date of the Plan (the “Effective Date”) is January 1, 2022. The Plan will remain in effect through December 31, 2022; provided, however, the Plan will renew and continue to renew for successive one-year periods (each calendar year being a “Plan Year”) beginning January 1, 2023 unless otherwise terminated or modified in accordance with the Plan or specifically approved by the Compensation and Retirement Committee (the “Committee”) of the First Community Board of Directors (the “Board”). The terms of this Plan will first apply to incentives paid to executives for performance during the 2021 fiscal year.

3.         Eligibility

Participation is limited to the Chief Executive Officers of the Corporation and First Community Bank (the “Bank”); the Presidents of the Corporation and the Bank; and those executives of the Corporation, the Bank, and/or any subsidiaries of the Corporation or the Bank recommended by the Chief Executive Officers, who will typically only consist of members of the Executive Management Team. Participants must be approved by the Committee for participation in the Plan before any incentive of other compensation may be paid to any person under the Plan. Executives that would otherwise be eligible for participation in the Plan who are hired or promoted after the commencement of a Plan Year may be included in the Plan on a case-by-case basis only with the approval of the Committee.

4.         Basis of Incentive Compensation Award

No payment of any incentive is guaranteed under the Plan. Incentives earned under the Plan, if any, are paid in cash, absent express direction of some other form of payment by the Committee. A Participant’s actual incentive compensation award is based on two factors: (1) the Corporation’s performance against a chosen financial return metric (the “FRM”); and (2) performance against certain key performance indicators (the “KPIs”). As early as possible each Plan Year, the FRM, KPIs, and target level of each are selected, reviewed, amended as appropriate, and approved by the Committee. The amount of incentive paid for that Plan Year, if any, is determined based on the Company’s performance against the established FRM and KPIs.

5.         Plan Details

A.         Early in the Plan Year

The Plan uses a multi-step process for determining actual incentives. The first step is for the Committee, as early as possible in each Plan Year, to determine the specific FRM to be used. For example, return on average equity might be the FRM selected by the Committee. Return on average assets, earnings per share, return on average tangible common equity, non-interest expense to assets, non-performing assets to total assets, total shareholder return, efficiency ratio, net income, budgeted net income, or other important and relevant metric might also be selected by the Committee as the FRM. As part of this step, the Committee also sets a threshold for that FRM, below which no incentives may be paid under the Plan, and a maximum for that FRM, above which no greater incentives may be paid under the Plan.

The threshold, maximum, and interval target values for the FRM are set by the Committee based on the prior three-year average results of banks comprising the Corporation’s peer group, as determined from time to time with the assistance of the Committee’s compensation consultant, along with other information deemed relevant by the Committee such as the Corporation’s historical and projected performance, changes in accounting regulations and tax rates, and economic factors impacting the banking industry.

The next step is for the Committee, also as early as possible in each Plan Year, to set the corresponding target annual incentive (expressed as a percentage of base compensation for each Participant or group of Participants) (the “TAI”) that results from achievement by the Corporation of each specified level of achieved FRM between the threshold and the maximum. The TAI corresponding to each level of achieved FRM is determined by the Committee by comparison to the aforesaid established peer group’s performance on that FRM, as discussed above. The Committee further utilizes the following table to determine the TAI as a function of FRM:

Financial Return Metric (FRM)	Guideline on Setting Financial Return Measure Relative to Peer Group Historical Performance	Target Annual Incentive (TIA)
Below Threshold	Generally below 25th percentile	0%
Threshold	Approximately equal to 25th percentile	0.5 X Target
Target	Approximately equal to 50th percentile	1 X Target
Halfway between Target and Max	Approximately equal to 75th percentile	1.5 X Target
Maximum	At or above the 90th percentile	2 X Target

The TIA for actual FRM results for the Plan Year that fall between the FRM levels shown above are determined by linear interpolation. For example, if the Corporation’s financial return falls halfway between the 25th and 50th percentiles, the TAI will be a ratio halfway between the threshold and target incentive levels (e.g., .75 X Target incentive).

If the Corporation fails to achieve the threshold level for the FRM, no cash incentives are paid. If the Corporation exceeds the maximum level, incentives are capped at the 2X Target amount.

The next step is for the Committee, also as early as possible in each Plan Year, to select the KPIs and the targeted performance range for each KPI. The Committee also determines the weight for each KPI (that sum to 100%), and Threshold, Target, and Maximum performance levels for each. The following table provides a formatting example. Actual KPI’s, weights, and performance ranges for the Plan Year are set by the Committee.

Key Performance	Weight	KPI Performance Range
Indicator	Assigned	Threshold	Target	Maximum
A	TBD	TBD	TBD	TBD
B	TBD	TBD	TBD	TBD
C	TBD	TBD	TBD	TBD
Total	100%

The KPI ranges determined by the Committee are based on the prior three-year average results of banks comprising the peer group along with other information deemed relevant by the Committee (e.g., First Community’s historical and projected performance, changes in accounting regulations and tax rates, economic factors impacting the banking industry, etc.).

B.         Following Conclusion and Reported Results for the Plan Year

Following conclusion of the Plan Year and reporting of financial results for the year in the Corporation’s SEC Form 10-K, the Chief Executive Officers, with assistance from the Chief Financial Officer and such other executives as they may request, using the above-described calculation methods, calculate and report to the Committee performance versus the selected FRM, and the resulting TAI ratio. The calculated TAI ratio is then either reduced or increased within a performance range based on the Corporation’s performance against each KPI. This calculation determines the actual percentage of base compensation, if any, to which each Participant or group of Participants is potentially entitled under the Plan as annual incentive compensation. The results of this calculation are then submitted to the Committee for review and action. The Committee retains complete negative discretion to award no or less annual incentive compensation than otherwise due to a Participant under the Plan due to any item of negative performance during the Plan Year by the Corporation or any Participant. The Committee may not award more annual incentive compensation under the Plan than is calculated under the Plan.

The following example of how the Plan works assumes that based on the Corporation’s annual performance for the selected FRM and FRM range, the calculated TAI is 25% of a Participant’s base compensation. The example further assumes that three KPI’s are used with weights of 33.3%, 33.3% and 33.3%, respectively, and that actual results versus each KPI are those shown in the table and marked with ovals.

In this example, the table below shows the allocation of potential incentive among KPIs based on their respective weights, and the calculation of the Participant’s earned incentive based on results versus KPIs.

In this example, the Company’s performance versus the selected FRM results in a TAI equal to 25% of base compensation (as stated in this example above). Performance versus the selected KPIs and KPI ranges (85% to 115% in this example) adjusts the earned incentive to 17.29% of the Participant’s base compensation.

6.         Administrative Matters

A.         Administration of the Plan

The Committee is responsible for the oversight, supervision and existence of the Plan. The Chief Executive Officers will monitor performance, ensure adequate expense accrual, and provide periodic progress reports to the Committee on performance and estimated incentive awards.

Based on information reported by, or at the direction of, the Chief Executive Officers, the Committee will make final decisions regarding the authorization of payment of incentives. The date of the Committee’s final decision will be the Payment Authorization Date (as defined below). In addition, the Committee, in its discretion, makes all final determinations including those not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan.

Unless the Committee deems otherwise, awards will not be earned or paid, regardless of performance, if 1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action where the Committee considers it imprudent to provide awards under the Plan; or 2) after a review of First Community’s credit quality measures, the Committee considers it imprudent to provide awards under the Plan.

The Committee may withhold or adjust any incentive compensation award in its sole discretion as it deems appropriate and will have the Chief Executive Officers notify the Participant of its decision to withhold or adjust an incentive compensation award.

Any decision or interpretation of any provision of the Plan adopted by the Committee shall be final and conclusive.

B.         Active Participation Required

In the event, during the Plan Year, of the Participant’s death, permanent disability (as determined by the Committee in its discretion) or retirement (each, an “Early Termination Event”), any incentive compensation award shall be based on performance for the Plan Year, but prorated through the end of the most recent month prior to the Early Termination Event and shall be paid at the same time as would be otherwise due.

Any incentive compensation award to a Participant who transfers out of an eligible position prior to the end of the Plan Year, for any reason, will be prorated through the end of the most recent month prior to the event and will be paid at the same time as would otherwise be due.

In the event the Participant’s employment ceases prior to the Payment Authorization Date (as defined below) for any reason other than an Early Termination Event or a change of control of First Community, including, without limitation, a voluntary termination of employment by the Participant, as defined by the personnel policies of First Community, or an involuntary termination with or without cause, the Participant shall not be entitled to, and shall not have earned, any incentive compensation award under the Plan.

7.         Payment Method

The Payment Authorization Date is the date after the filing of the Corporation’s SEC From 10-K for the preceeding year, upon which any awards under this Plan have been calculated, and after such awards as calculated have received final approval from the Committee. Awards are paid in cash on an annual basis through the Corporation’s existing payroll process. Payment of awards, less applicable federal, state and local taxes, will be made as soon as practicable following the Payment Authorization Date (the “Payment Date”).

8.         Modification and Termination of Plan

The Plan may be modified or changed at any time by the Committee in its discretion. The Plan may also be terminated at any time by the Committee in its complete discretion. In the event of a Plan termination, the Committee determines in its discretion whether any incentive compensation should be paid for that year. In that circumstance, incentive compensation awards, if any, shall be calculated through the date of the Plan termination on such basis as the Committee deems appropriate in its discretion.

9.         Participant Rights Not Assignable; Plan not a Contract

Any awards made pursuant to the Plan shall not be subject to assignment, pledge or other disposition. Nothing contained in the Plan shall confer upon any employee any right to continued employment or to receive or continue to receive any rate of pay or other compensation, nor does the Plan affect the right of First Community to terminate a Participant’s employment. Participation in the Plan does not confer rights to participation in other First Community or Bank programs or plans, including annual or long-term incentive plans, non-qualified retirement or deferred compensation plans or other executive perquisite programs.

10.         Ethical Statement

First Community is committed to doing business in an honest and ethical manner and to complying with all applicable laws and regulations. Participant actions are expected to comply with the policies established by First Community and the Bank, including the Standards of Conduct, which are published on First Community’s website. The Committee may determine on a case-by-case basis any reductions or eliminations of incentive payments under this Plan due to violations of policies or noncompliance by any Participant.

11.         Governing Law and Venue

The parties agree that the interpretation and enforcement of the Plan shall be governed by the laws of the Commonwealth of Virginia, and that any action to enforce or determine any rights under the Plan shall be brought exclusively in the Circuit Court of Tazewell County, Virginia. The Participant consents and waives any objection to personal jurisdiction and venue in such court. The Plan, and any payments thereunder, shall not be subject to the Employee Retirement Income Security Act.

12.         Attorney’s Fees and Costs

The parties agree that in the event of any legal action arising out of or relating to the interpretation or enforcement of the Plan, the parties shall pay their respective attorney fees and expenses, with no fee shifting of any sort.

13.         No Oral or Written Representations

The parties agree that they have relied on no oral or written representation or promises not set forth herein, and that the terms of the Plan are set forth solely in the written Plan document and it constitutes the complete and entire agreement of the parties relating to the subject matter hereof.

14.         Clawback

Certain Participants may be subject to the clawback of any amounts paid under the Plan and will receive written notification should the clawback described in this paragraph apply. If First Community is required to restate its financial statements for any reporting period due to any misstatement or omission of material fact, any failure to report its financial condition or financial results in accordance with GAAP in any material respect, or any requirement of federal law or regulation, the notified Participant shall, unless otherwise determined in the sole discretion of the Committee, reimburse First Community upon receipt of written notification for any portion of an award payment resulting from the circumstance requiring such restatement. In calculating such amount, the Committee shall compare the calculation of the amount of award payment based on the restated financial statements to the amount of award payment based on the financial statements that were required to be restated. First Community has the right to modify a Participant’s future incentive payments should repayment by the Participant not occur.

15.         Banking Regulatory Provision

All incentive compensation awards under the Plan are subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which First Community is subject.

Approved by the Compensation and Retirement Committee of the Board of Directors of First Community Bankshares, Inc. on May 24, 2022.

PARTICIPANT’S ACKNOWLEDGEMENT FORM

I acknowledge that I have read and understand the Plan described above. I understand that the Plan is not a contract and may be revised, amended, or terminated at any time as more fully set forth above.

In lieu of Plan Attachments, I have been provided with an Incentive Plan Participant Worksheet showing the performance range used to determine funded incentives, percent of my salary as the range of potential payments of the cash incentive, KPI table with weights and performance ranges, and example calculation of the cash incentive.

PARTICIPANT:

Signature

Print Name

Date

Please read the Plan carefully. Then sign this acknowledgement and return a copy of the same to: Ruth A. White.